Fund Code of Ethics

1.	Rule17j-1

Section 17(j) of the 1940 Act and Rule 17j-1 prohibit fraudulent, manipulative, and deceptive practices in connection with the purchase or sale by certain parties related to a registered investment company of securities held or to be acquired by the fund. Rule 17j-1 defines a “security held or to be acquired” as any covered security that is or has been held by the fund within the past 15 days, has been considered for purchase by the fund, and any option to purchase or sell, and any security convertible into or exchangeable for such a security. Rule 17j-1 requires an investment company and its Adviser and affiliated underwriters thereof to adopt a written code of ethics and procedures designed to prevent fraudulent or deceptive practices in connection with Fund insiders’ purchase or sale of securities held or to be acquired by the Fund. The Fund has adopted a Code of Ethics relating to “personal securities transactions” to comply with Rule 17j-1. These are reviewed and renewed by the Board annually.

Each access person covered by the Code of Ethics of the Fund must fill out an initial holding report upon hiring as well as quarterly transaction reports. All reports must be reviewed by the CCO to ensure they are consistent with the policies stated in the Code of Ethics. Each person covered by the Code of Ethics must also be given a copy of the Code of Ethics at least annually and must sign and date the acknowledgement page. All records must be kept in each employee file.

CCO Responsibility: Primary oversight for implementation of the Code of Ethics rests with the CCO. At least annually, the CCO shall assess the efficacy of the Code of Ethics and recommend such changes as he or she deems necessary. The CCO must also make sure all persons covered by the Code of Ethics are given the proper reports to sign within a timely manner and keep records in an organized manner.

Adviser Responsibility: The Adviser shall maintain a Code of Ethics and report on a quarterly and annual basis regarding the administration of its code of ethics and shall, where applicable, disclose promptly any violation of any material element of its code of ethics.